FOR IMMEDIATE RELEASE

For More Information:
James D. Delamater, President & CEO Northeast Bank, 158 Court Street, Auburn, ME 04210 www.northeastbank.com	1-800-284-5989 ext. 3569 207-777-6411 jdelamater@northeastbank.com

NORTHEAST BANCORP ANNOUNCES INCREASE IN QUARTERLY EARNINGS AND DECLARES DIVIDEND

Auburn, MAINE (April 18, 2005) - Northeast Bancorp (AMEX: NBN) announced that earnings for the third quarter ended March 31, 2005 were $1,114,365 or $0.44 per diluted share; an increase of $94,017 or 9.0% over earnings for the same period last year which were $1,020,348 or $0.40 per diluted share. This also represents an increase in earnings of $349,483 or 46% over earnings for last quarter which were $764,882 or $0.30 per diluted share. For the nine months ended March 31, 2005, net income was $2,835,363 or $1.11 per diluted share, an increase of $8,616 over $2,826,747, or $1.08 per diluted share for the nine months ended March 31, 2004.

This increase in earnings was attributable to an increase in earning assets which were up $52.7 million from this same period last year, an 11% increase, as well as improved interest rate margins experienced from the current economic climate and rising interest rates. The Company's net interest margin during the quarter ended March 31, 2005 increased to 3.49%, up 12 basis points from 3.37% for the quarter ended December 31, 2004. Additionally, non-interest income levels have increased by approximately 23% over the same period last year primarily due to the additional revenues from the Solon-Anson Insurance Agency acquired in 2004.

"We are pleased with the growth in our core banking activities and are especially pleased with the growth in non-interest income levels, evidence of our commitment to continue to diversify our revenue through the further development of our Insurance and Investment Divisions. We continue to see solid production in these areas and remain confident we will be on target with our growth and business strategies," said Jim Delamater, President and CEO.

In addition, the Board of Directors declared a dividend of $0.09 per share, payable on May 20, 2005 to shareholders of record as of the close of business on April 29, 2005. Northeast Bancorp trades on the American Stock Exchange with approximately 2.5 million shares outstanding and a book value of $15.28 per share as of March 31, 2005. The Company continues to be well capitalized and has expressed a desire to maintain sufficient capital that will allow it to pay a fair dividend return, to continue the repurchase of its shares, and to support the overall growth of the franchise.

Loans increased approximately $1.6 million during last quarter and $53.3 million over this same period last year with total assets of $575 million as of March 31, 2005, or a 2% increase over last quarter and an 11% increase over this same time last year. The Company remains focused on attracting deposits and successfully increased its deposit base by an additional $11 million over last quarter and $35.9 million over the same period last year exclusive of brokered deposits.

The Company is preparing for the August 2005 move and consolidation of its Headquarters and Operations Center to the Lewiston Gateway at 500 Canal Street in Lewiston as part of the public-private initiative in which the Company took part in launching. "We are looking forward to taking advantage of the economies of scale by having the core of our technological, operational and administrative resources under one roof," continued Delamater. "We remain committed to investing in our future by dedicating resources to enhance our ability to serve our customers and to leverage technology to improve our overall efficiencies." With this move to the Gateway, the Company will operate 17 retail, insurance, and financial services locations serving the financial needs of western, central and mid-coastal Maine.

Northeast Bancorp is the holding company for the Maine-based and independent Northeast Bank, founded in 1872. Northeast Bank, together with its wholly owned subsidiary, Northeast Financial Services, Inc. and other affiliations, provides retail and business customers with a broad array of financial services. Income is derived from a combination of traditional banking services and non-traditional financial products and services, including trust, investment, and insurance products (life, disability, property and casualty insurance). Employees utilize a "needs-based" consultative selling philosophy focused on understanding customers' financial goals and objectives to find the most appropriate product or service match.

The headquarters for Northeast Bancorp is located at 158 Court Street, in Auburn, Maine. Information regarding Northeast Bank can be found on its website at www.northeastbank.com or by calling 1-800-284-5989. Management encourages present and prospective shareholders to contact President and CEO Jim Delamater directly to discuss the Company, its products and services, or ongoing efforts to develop shareholder value. He can be reached at jdelamater@northeastbank.com.

This news release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Northeast Bancorp. Such forward-looking statements reflect the Company's current views and expectations based largely on information currently available to its management, and on its current expectations, assumptions, plan, estimates, judgments, and projects about its business and its industry, and they involve inherent risks and uncertainties. Although the Company believes that these forward-looking statements are based on reasonable estimates and assumptions, they are not guarantees of future performance and are subject to known and unknown risks, uncertainties, contingencies, and other factors. Accordingly, the Company is unable to provide any assurance that its expectations will, in fact, occur or that its estimates or assumptions will be correct. Actual results could differ materially from those expressed or implied by such forward-looking statements due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in technology, changes in securities markets, and the availability of and the costs associated with sources of liquidity. Accordingly, investors and others are cautioned not to place undue reliance on such forward-looking statements. For a more complete discussion of certain risks and uncertainties affecting the Company, please see "Item 1. Business Forward-Looking Statements and Risk Factors" set forth in the Company's Form 10-K.

Important information-Securities, annuities, and insurance products are not deposit products, not FDIC insured, are subject to investment risk, including the possible loss of principal, and are not an obligation of or guaranteed by the Bank. Customer access to securities is provided through Commonwealth Financial Network, Member NASD/SIPC.

NORTHEAST BANCORP
(Dollars in Thousands, Except Per Share and Shares Outstanding Data)

	Three Months Ended			Nine Months Ended
	March 31,		%	March 31,		%
	2005	2004	Change	2005	2004	Change
Selected financial information

Income statement data:

Interest income	$ 8,136	$ 6,996	16%	$ 23,656	$ 20,499	15%
Interest expense	3,507	2,958	19%	10,232	8,932	15%
Net interest income	4,629	4,038	15%	13,424	11,567	16%
Provision for loan losses	401	240	67%	1,001	721	39%
Net interest income after provision for loan losses	4,228	3,798	11%	12,423	10,846	15%
Gain on sale of loans	58	96	-40%	168	629	-73%
Gain on securities	41	69	-41%	80	187	-57%
Other noninterest income	1,512	1,139	33%	3,954	3,234	22%
Noninterest expense	4,204	3,583	17%	12,492	10,716	17%
Operating income before income tax	1,635	1,519	8%	4,133	4,180	-1%
Income tax expense	521	499	4%	1,298	1,353	-4%
Net income	$ 1,114	$ 1,020	9%	$ 2,835	$ 2,827	0%

Per share data:
Basic earning per common share	$ 0.44	$ 0.40	10%	$ 1.13	$ 1.11	2%
Diluted earnings per common share	$ 0.44	$ 0.40	10%	$ 1.11	$ 1.08	3%
Weighted average shares outstanding:
Basic	2,517,983	2,526,572	0%	2,518,528	2,548,172	-1%
Diluted	2,553,438	2,582,450	-1%	2,565,813	2,609,256	-2%

Book value per share	15.28	14.85		15.28	14.85
Tangible book value per share	14.24	14.54		14.24	14.54

Net interest margin	3.49%	3.43%		3.38%	3.38%
Net interest spread	3.13%	3.12%		3.12%	3.10%
Return on average assets (annualized)	0.80%	0.82%		0.68%	0.78%
Return on equity (annualized)	11.57%	11.02%		9.85%	10.21%
Tier I leverage ratio (Bank)	8.12%	8.20%		8.12%	8.20%
Tier I risk-based capital ratio (Bank)	10.43%	10.75%		10.43%	10.75%
Total risk-based capital ratio (Bank)	11.55%	11.18%		11.55%	11.18%
Efficiency ratio	67%	67%		71%	69%
Nonperforming loans	1,934	926		1,934	926
Total nonperforming assets	2,052	1,032		2,052	1,032
Nonperforming loans as a % of total loans	0.42%	0.23%		0.42%	0.23%
Nonperforming assets as a % of total assets	0.36%	0.20%		0.36%	0.20%

	March 31,		%
	2005	2004	Change
Balance sheet highlights:

Investment securities	$ 76,341	$ 66,432	15%
Loans held for sale	223	640	-65%
Loans	459,741	405,813	13%
Allowance for loan losses	4,937	4,358	13%
Total assets	575,013	518,029	11%

Deposits:
NOW and money market	77,531	79,011	-2%
Savings	29,738	29,218	2%
Certificates of deposits	168,475	134,986	25%
Brokered time deposits	88,568	75,703	17%
Noninterest-bearing deposits	37,012	33,653	10%
Total deposits	401,324	352,571	14%

Borrowings	103,536	90,839	14%
Shareholders' equity	38,537	37,627	2%

Shares outstanding	2,522,832	2,533,216	0%